Exhibit 99.1
First Niagara Financial Group Announces Pricing of $300 Million Subordinated Notes Offering
Proceeds to Consummate the HSBC Bank USA Branch Acquisition
BUFFALO, N.Y., December 8, 2011 — First Niagara Financial Group, Inc. (Nasdaq: FNFG) today announced that it has priced an underwritten public offering of $300 million aggregate principal amount of its 7.25% subordinated notes due 2021, at a price to the public of 100.00% of their principal amount plus accrued interest from December 13, 2011. Goldman, Sachs & Co. served as the global coordinator, Goldman, Sachs & Co. and Sandler O’Neill + Partners, L.P. served as joint book-running managers, and BofA Merrill Lynch served as the co-manager. The offering of subordinated notes is expected to close on December 13, 2011.
The net proceeds from this offering of subordinated notes, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $297.6 million. First Niagara intends to use the net proceeds from this offering of subordinated notes to consummate its previously announced acquisition of branches of HSBC Bank USA, National Association announced on July 31, 2011 and for general corporate purposes. The closing of this offering of subordinated notes is not conditioned upon the closings of the offerings of common stock that priced on December 6, 2011 or perpetual non-cumulative preferred stock that priced on December 7, 2011.
This press release does not constitute an offer to sell or the solicitation of any offer to buy the subordinated notes, common stock or preferred stock of First Niagara, nor shall there be any offer or sale of the subordinated notes, common stock or preferred stock in any jurisdiction in which such offer, solicitation or sale would be unlawful. Each offering will be made only by means of a prospectus supplement and accompanying prospectus.
First Niagara has filed a shelf registration statement with the Securities and Exchange Commission (SEC), has filed a preliminary prospectus supplement with respect to each offering and will file a final prospectus supplement with respect to each offering. Prospective investors should read the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents First Niagara has filed and will file with the SEC for more complete information about First Niagara and the offerings.
Copies of the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents that First Niagara has filed and will file with the SEC are available by visiting EDGAR on the SEC website at www.sec.gov. Additionally, the preliminary prospectus supplement and accompanying prospectus for the subordinated debt offering can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; or by contacting Sandler O’Neill + Partners, L.P., Attention: Syndicate Department, 919 Third Avenue, 6th Floor, New York, New York 10022, telephone: 212-466-7806, fax: 212-466-7888.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, N.A., has $31 billion in assets, $20 billion in deposits, 332 branches and approximately 5,000 employees, as of September 30, 2011. First Niagara is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts.
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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond First Niagara’s control). Factors that could cause First Niagara’s results to differ materially can be found in the risk factors set forth in First Niagara’s Annual Report on Form 10-K for the year ended December 31, 2010, First Niagara’s Quarterly Report on Form 10 Q for the quarter ended September 30, 2011 and First Niagara’s other filings with the SEC.

CONTACT:	Investors:
Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:
David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com